SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

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                               FORM 8-K

                            CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934



DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  February 1, 2001



                           HARVEYS CASINO RESORTS
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             (Exact Name of Registrant as Specified in Charter)


           NEVADA                      1-12802                 88-0066882
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(State or Other Jurisdiction        (Commission             (IRS Employer
      of Incorporation)             File Number)         Identification No.)


HIGHWAY 50 & STATELINE AVENUE, P.O. BOX 128, LAKE TAHOE, NEVADA       89449
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(Address of Principal Executive Offices)                            (Zip Code)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (775) 588-2411



 ITEM 5. OTHER EVENTS.

           On February 1, 2001 (the "Conversion Date"), pursuant to the Certificate of Designation (the "Certificate of Designation") of the 13 1/2% Series A Senior Redeemable Convertible Cumulative Preferred Stock, $.01 par value, of Harveys Casino Resorts (the "Company" and such preferred stock, the "Series A Preferred Stock") and the 13 1/2% Series B Senior Redeemable Convertible Cumulative Preferred Stock, $.01 par value, of the Company (the "Series B Preferred Stock"), Colony HCR Voteco, LLC ("Voteco") elected to convert the 10 shares of Series A Preferred Stock held by it, representing all of the shares of Series A Preferred Stock held by it and all of the Series A Preferred Stock issued and outstanding, into shares of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"), and Colony Investors III, L.P. elected to convert the 99,990 shares of Series B Preferred Stock held by it, representing all of the shares of Series B Preferred Stock held by it and all of the Series B Preferred Stock issued and outstanding, into shares of Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock"). In connection with such conversion, pursuant to the Certificate of Designation, the Board of Directors of the Company also elected to satisfy the dividends on the Series A Preferred Stock accrued and unpaid as of the close of business on the Conversion Date in shares of Class A Common Stock and elected to satisfy the dividends on the Series B Preferred Stock accrued and unpaid as of the close of business on the Conversion Date in shares of Class B Common Stock. As a result of such conversion and the payment of such accrued and unpaid dividends, Voteco received an aggregate of 28,484 shares of Class A Common Stock and Colony III received an aggregate of 3,229,859 shares of Class B Common Stock.

           Immediately after the Conversion, Voteco directly beneficially owns 67,284 shares of Class A Common Stock, representing approximately 98.1% of the outstanding Class A Common Stock and aggregate voting power of the Company, and Colony III directly beneficially owns 7,109,859 shares of nonvoting Class B Common Stock.



                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


 Dated: February 5, 2001          By:  /s/ John J. McLaughlin
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                                      Name:  John J. McLaughlin
                                      Title: Chief Financial Officer,
                                                Treasurer and Secretary